TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

October 24, 2007

U.S. Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549
USA

Dear Ladies and Gentlemen:

Re: Columbus Ventures Inc. – SEC File No. 000-52565

We are the former independent auditors for Columbus Ventures Inc. (the "Company"). We have read the Company's current report on Form 8-K, dated October 19, 2007, and are in agreement with the statements regarding our firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

AHS/dm

114 West Magnolia Street, Suite 423, Bellingham, Washington 98225
Telephone: (360) 392-2886 Facsimile: (360) 392-2887